February 13, 2018

FlitWays Technology Inc. 400 Corporate Point, Suite 300 Culver City, CA 90230

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as legal counsel to FlitWays Technology Inc., a Nevada corporation (the “Company”), in connection with the filing with the U.S. Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the resale of up to 50,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), of which all 50,000,000 Shares are issuable to L2 Capital, LLC (“L2”) pursuant to the terms and conditions of an Equity Purchase Agreement dated August 11, 2017 by and between the Company and L2 (the “Purchase Agreement”).

In connection with this opinion, we have examined originals or copies of the following documents:

(a)

the Registration Statement, in the form filed with the Commission, the exhibits filed or to be filed in connection therewith, and the form of Prospectus contained therein;

(b)

the Company’s Articles of Incorporation, as amended;

(c)

the Company’s Bylaws;

(d)

the resolutions adopted by the Board of Directors of the Company authorizing the issuance and sale of the Company’s securities to L2;

(e)

the Purchase Agreement; and

(f)

such other documents as we have deemed necessary or appropriate to enable us to render the opinions expressed below.

This opinion is based entirely on our review of the documents listed in the preceding paragraph, and we have made no other documentary review or investigation of any kind whatsoever for purposes of this opinion.  In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form, and the legal competence of each individual executing any document.

In rendering this opinion, we have assumed that the members of the Company’s Board of Directors have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Purchase Agreement.

Subject to the limitations set forth below, we have made such examination of law as we have deemed necessary for the purpose of this opinion.  This opinion is limited solely to the federal laws of the United States and the Nevada Revised Statutes.  Our opinion is based on these laws as in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that:

1.

The Shares have been duly authorized; and

2.

When issued and sold in accordance with the terms of the Purchase Agreement, the Shares will be legally issued, fully paid and non-assessable.

This opinion letter is given as of the date hereof, and we express no opinion as to the effect of subsequent events or changes in law occurring or becoming effective after the date hereof.  We assume no obligation to update this opinion letter or otherwise advise you with respect to any facts or circumstances or changes in law that may hereafter occur or come to our attention.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus included in the Registration Statement.  In rendering this opinion and giving this consent, we do not admit that we are in the category as persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ TroyGould PC

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